Exhibit 23.1

When the transaction referred to in Note 21 of the Notes to the Consolidated Financial Statements has been consummated, we will be in a position to render the following consent.

/s/ KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Shareholders

TCP International Holdings Ltd. and subsidiaries:

We consent to the use of our report dated March 4, 2014, except as to note 21 which is as of June 16, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Cleveland, Ohio

June     , 2014